  Cinnamon Jang Willoughby & Company

Chartered Accountants
A Partnership of Incorporated Professionals

Exhibit 16.1

October 13, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Tribeworks, Inc.
Commission File No. 001-28675

Commissioners:

We have read the statements made by Tribeworks, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K report of Tribeworks, Inc. dated October 13, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ HLB Cinnamon, Jang, Willoughby

HLB Cinnamon, Jang, Willoughby, Chartered Accountants

MetroTower II - Suite 900 - 4720 Kingsway, Burnaby, BC Canada V5H 4N2. Telephone: +1 604 435 4317. Fax: +1 604 435 4319.
HLB Cinnamon Jang Willoughby & Company is a member of International. A world-wide organziation of accounting firms and business advisors.